INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
Oppenheimer New York Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer New York Municipal fund of our report dated October 21, 1999, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" included in the Prospectus and "Independent Auditors" included in the Statement of Additional Information, both of which are parts of such Registration Statement.



/s/ KPMG LLP
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KPMG LLP

Denver, Colorado
January 20, 2000